Exhibit 99.2

Cassava Sciences Announces Presentation at the

Jefferies Virtual Healthcare Conference and

Provides Updates Regarding Phase 2b Study of PTI-125

- High Variability in Levels of Biomarkers in Control Arm of Phase 2b Study May Drive Reassessment of Overall Study Results -

- Effects Of PTI-125 on Cognition, Other Analysis and Data Expected 2nd Half 2020 -

-  Updated Corporate Presentation Now Available on Website -

AUSTIN, Tx – June 3, 2020 – Cassava Sciences, Inc. (Nasdaq:SAVA), a clinical-stage biotechnology company focused on Alzheimer’s disease, today announced that management is scheduled to present at the Jefferies Virtual Healthcare Conference today, June 3, 2020, at 3:00 pm EST.

Cassava Sciences also provided an  update, including a discussion regarding recently announced top-line results of a Phase 2b randomized, placebo-controlled study of PTI-125 in patients with Alzheimer’s disease.  The Company believes high variability in levels of biomarkers over 28 days in placebo-treated patients, and other possible factors, may drive a reassessment of overall results for its Phase 2b study. The update is available in Cassava Sciences’ latest corporate presentation, which can be accessed on the “Investors” page of the Company’s website: https://www.CassavaSciences.com

“We think it’s worth reflecting on what can be learned from our Phase 2b study by closely examining the clinical data, methods used to generate the data and drug effects on cognition,” said Remi Barbier, President & CEO. “These on-going analyses may teach us how to move forward with our drug development plans for PTI-125 in Alzheimer’s disease.”

Cassava Sciences, Inc.

June 3, 2020

Cassava Sciences’ latest corporate presentation outlines a strategy to better understand the overall outcome of the Phase 2b study of PTI-125.  Key elements of this strategy include plans to:

•	Re-analyze cerebrospinal (CSF) samples from all study participants;

•	Analyze lymphocyte & plasma samples from all study participants, which may provide direct evidence of target engagement for PTI-125; and

•	Evaluate effects of PTI-125 on cognition, which may provide early evidence for stabilization, or even reversal, of cognitive decline in patients with Alzheimer's.

Cassava Sciences expects to announce results of these analyses in the second half of 2020.

About PTI-125

Cassava Sciences’ lead therapeutic product candidate is for the treatment of Alzheimer’s disease.  PTI-125 is a proprietary, small molecule (oral) drug that restores the normal shape and function of altered filamin A (FLNA), a scaffolding protein, in the brain. Altered FLNA in the brain disrupts the normal function of neurons, leading to Alzheimer’s pathology, neurodegeneration and neuroinflammation. The underlying science is published in peer-reviewed scientific journals, including Journal of Neuroscience,  Neurobiology of Aging,  Journal of Biological Chemistry and Journal of Prevention of Alzheimer’s Disease. The Company is also developing an investigational diagnostic, called SavaDx, to detect Alzheimer’s disease with a simple blood test.

About Alzheimer's Disease

Alzheimer’s disease is a progressive brain disorder that destroys memory and thinking skills. Currently, there are no drug therapies to halt Alzheimer’s disease, much less reverse its course. In the U.S. alone, approximately 5.8 million people are currently living with Alzheimer’s disease, and approximately 487,000 people age 65 or older developed Alzheimer’s in 2019.  1 The number of people living with Alzheimer’s disease is expected to grow dramatically in the years ahead, resulting in a growing social and economic burden.  2

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1, 2 Source: Alzheimer’s Association. 2019 Alzheimer’s Disease Facts and Figures. Available online at: https://www.alz.org/media/documents/alzheimers-facts-and-figures-2019-r.pdf

Cassava Sciences, Inc.

June 3, 2020

About Cassava Sciences, Inc.

The mission of Cassava Sciences, Inc. is to detect and treat neurodegenerative diseases, such as Alzheimer’s disease. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. Cassava Sciences owns worldwide development and commercial rights to its research programs in Alzheimer’s disease, and related technologies, without royalty obligations to any third-party.

For more information, please visit: https://www.CassavaSciences.com

For Media Inquiries Contact:

Kirsten Thomas, SVP

The Ruth Group

kthomas@TheRuthGroup.com

(508) 280-6592

Cautionary Note Regarding Forward-Looking Statements: This press release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 (the Act).  Cassava Sciences, Inc. claims the protection of the Safe Harbor for forward-looking statements contained in the Act. All statements other than statements of historical fact contained in this press release including, but not limited to statements regarding the status of clinical studies with PTI-125; the interpretation of results of clinical studies, potential health benefits, if any, of changes in levels of biomarkers; variability in levels of biomarkers of disease; plans to have CSF samples from all Phase 2b study participants re-analyzed; the potential for a reassessment of Phase 2b study results; the planned analysis of lymphocyte, plasma and cognition data; verbal commentaries made by Cassava Sciences’ employees; and potential benefits, if any, of the Company’s product candidates for Alzheimer’s disease, are all forward-looking statements. Such statements are based largely on the Company’s current expectations and projections about future events. Such statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines, to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates, the severity and duration of health care precautions given the COVID-19 pandemic, any unanticipated impacts of the pandemic on our business operations, and including those described in the section entitled “Risk Factors” in Cassava Sciences’ Annual Report on Form 10-K for the year ended December 31, 2019 and future reports to be filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this press release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

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